U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

                                    Date of Report (Date of earliest event reported):  November 9, 2004

INFOTEC BUSINESS SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

NEVADA

 333-90618

98-0358149

(State or other jurisdiction

Commission

   (I.R.S. Employer

of incorporation)

File No.

Identification No.)

Suite 1400, 400 Burrard Street,  Vancouver, B.C. Canada

 V6C 3G2

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code  (604) 777-1707

105, 4664 Lougheed, Burnaby, B.C. V3T 5T5, July 31

(Former address and former fiscal year end, if changed since last report)

Check the appropiate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ]

Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Termination of a Material Definitive Agreement,

Item 2.01

Completion of Acquisition or Disposition of Assets.

On November 9, 2004, Infotec Business Systems, Inc. (“Infotec”), Cackleberries Entertainment, Inc., a British Columbia corporation (“Cackleberries”) and Ralph Scobie, Eronne Ward, Dave Anderson and Ken Rolston, the Former Stockholders of Cackleberries (“Former Stockholders”), mutually executed a Share Exchange Termination Agreement (the “Agreement”) which terminated and voided the Stock Purchase Agreement between the parties dated September 29, 2004.

Under the terms of the Agreement, Infotec, Cackleberries and the Former Stockholders agreed to terminate and void an agreement dated September 29, 2004 related to Infotec’s acquisition of 99% of the issued shares of Cackleberries in consideration for the issuance of 23,760,000 Infotec common shares to the Former Stockholders.  Infotec has agreed to return 198,000 common shares of Cackleberries to the Former Stockholders and the Former Stockholders have agreed to return for cancellation of 23,760,000 common shares of Infotec.  Additionally, Ralph Scobie and Eronne Ward, appointees to the board of directors consequent to the Share Purchase Agreement of September 29, 2004, have resigned their positions as officers and directors of the company.  Other related transactions, including the issuance of 1,650,000 common shares of Infotec for a related finders fee and the issuance of 2,000,000 common shares of Infotec to settle certain debts of Cackleberries have also been cancelled.

Item 5.01

Changes in Control of Registrant,

Item 5.02

Departure of Directors or Principal Officers; Election of     Directors; Appointment of Principal Officers ,

Item 5.03

Amendments to Articles of incorporation or Bylaws; Change in Fiscal Year.

The following information sets forth the names, positions and the ages of Infotec’s directors and executive officers.  Directors are elected at the annual meeting of stockholders and serve for a term of one year, or until removed from office in accordance with our bylaws, or their successors are elected and qualify.  Officers are appointed by the board of directors.  The officer’s terms of office are, except to the extent governed by employment contract, at the direction of the board of directors.  Directors do not currently receive any compensation for their services in acting as directors.

In accordance with the Agreement, on November 8, 2004, Ralph Scobie resigned as a director and as CEO and chairman of the board and Eronne Ward resigned as a director and president.

On November 8, 2004, Robert Danvers, 51, was reappointed president and CEO of Infotec.  Robert Danvers will remain CFO, Secretary and Treasurer.  Robert Danvers beneficially owns 10,788,000 common shares of Infotec stock.

In conjunction with the Agreement, the company has cancelled its change in fiscal year end from April 30, to July 31.

On November 9, 2004, giving effect to the Agreement, control of the company was returned to the shareholders of Infotec.  The holdings of certain stockholders of Infotec are set out in the section titled “Security Ownership of Certain Beneficial Owners and Management” which follows.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding our common stock beneficially owned as of the date of this report, by:

 (i)

each stockholder known by us to be the beneficial owner of five (5%) percent or more of our outstanding common stock;

(ii)

each of the our executive officers and directors; and

(iii)

all executive officers and directors as a group.

As at November 9, 2004, after giving effect to the Agreement, there were 18,350,000 shares of our common stock issued and outstanding.

Name and Address of

Amount and Nature of

Percent

Beneficial Owner (1)

Beneficial Owner  (2)

 of Class

Robert Danvers (3),(4),(5)

             10,788,000

                58.8%

Chantal Trudeau (3)

                       1,967,200

               10.7%

Danby Investment Corp. (4)            3,934,400

    21.4%

All Executive Officers

and Directors as a group

 (1 person)

                           10,788,000           58.8%

_____________________

(1)

Unless otherwise indicated the address of each of the listed beneficial owners identified is  Suite 1400 - 400 Burrard Street, Vancouver,  BC  V6C 3G2.

(2)

Under securities law, a person is considered a “beneficial owner” of a security if that person has or shares power to vote or direct the voting of such security or the power to dispose of such security.  A person is also considered to be a beneficial owner of any securities of which the person has a right to acquire beneficial ownership within 60 days.

(3)

Includes 1,967,200 common shares held in the name of Chantal Trudeau.  Robert Danvers is the spouse of Chantal Trudeau.  Each disclaims beneficial ownership of the shares beneficially owned by the other.

(4)

Includes 3,934,400 common shares held in the name of Danby Investment Corp., a British Columbia corporation on behalf of Simon Danvers as to 1,967,200 common shares and Nicholas Danvers as to 1,967,200 common shares.  Simon Danvers and Nicholas Danvers are the minor children of Robert Danvers and Chantal Trudeau.  Simon Danvers and Nicholas Danvers shares are held in trust by Danby Investment Corp. for their benefit.  Robert Danvers is the President and sole shareholder of Danby Investment Corp..  As trustee, Robert Danvers has full direction and control of the shares held beneficially for Simon Danvers and Nicholas Danvers.

(5)

Includes 422,400 common shares held in the name of Danby Technologies Corporation, a British Columbia corporation.  Robert Danvers is the President and sole shareholder of Danby Technologies Corporation.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.

Description of Documents

99.1

News Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INFOTEC BUSINESS SYSTEMS, INC.

(Registrant)

By: /s/  Carol Shaw

(Carol Shaw,  Principal Executive Officer)

DATED. November 15, 2004